Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Employee Stock Purchase Plan, as amended, of bluebird bio, Inc. and the 2021 Inducement Plan of bluebird bio, Inc. of our reports dated February 23, 2021, with respect to the consolidated financial statements of bluebird bio, Inc. and the effectiveness of internal control over financial reporting of bluebird bio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 15, 2021